Exhibit 10.2

Patent License Agreement*

This Patent License Agreement (“Agreement”), dated as of June 27, 2019 (the “Effective Date”), is by and between GTX Corp, a Nevada corporation, with offices located at 117 W. 9th Street, Suite 1214, Los Angeles, California 90015 (“GTX”), and Inpixon, a Nevada corporation, with offices located at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303 (“Inpixon”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, GTX owns all right, title, and interest in and to certain patent filings (the “Licensed Patents”) as more fully defined below and has the right to license the Licensed Patents to Inpixon; and

WHEREAS, Inpixon wishes to practice the Licensed Patents in a particular field of use (the “Field of Use,” as more fully defined below) and GTX is willing to grant to Inpixon a license to and under the Licensed Patents on the terms and conditions set out in this Agreement; and

WHEREAS, the parties have entered into that certain Asset Purchase Agreement dated June 27, 2019 partial consideration for which includes execution by the parties of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Action” has the meaning set forth in Section 13.1.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the term “control”, “controlled by” and “under common control with” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Auditor” has the meaning set forth in Section 5.2(a).

“Bankruptcy Code” has the meaning set forth in Section 16.2.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required by Law to be closed for business.

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

“Confidential Information” means all non-public, confidential, or proprietary technical, business or other information of the Disclosing Party, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential” and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, in each case to the extent it is: (a) if in tangible form, marked as confidential; or (b) identified at the time of disclosure as confidential and confirmed in writing as such.

Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (w) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; or (z) was received by the Receiving Party from a third party who was not, at the time of receipt, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

“Disclosing Party” has the meaning set forth in Section 9.1.

“Field of Use” means the field(s) listed in Schedule One.

“Footwear Assignee” means a third party whose business competes with GTX’s footwear (“smart sole”) product line and other consumer-focused wearables sold by GTX.

“Governmental Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

“Improvement” means any modification of or improvement or enhancement to the technology that is the subject of the Licensed Patents.

“Indemnitee” has the meaning set forth in Section 13.1.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Licensed Patents” means the patents and patent applications listed in Schedule Two, all patents issuing from the patent applications listed in Schedule Two, and all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations, patent-filings within priority chains thereof, and patent filings claiming priority to patent filings in such priority chains, whether US or foreign, and renewals of any of the foregoing.

“Losses” means all losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and other litigation costs.

“Party” has the meaning set forth in the preamble.

“Payment Statement” has the meaning set forth in Section 4.1(b).

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Quarterly Period” means each period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31/the three (3) month period beginning on the first day of the calendar quarter following the Effective Date, and each successive three (3) month period thereafter.

“Receiving Party” has the meaning set forth in Section 9.1.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal advisors.

“Rev Share Payments” has the meaning set forth in Section 4.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity that is controlled by such Person, and “control” has the meaning given to it in the definition of “Affiliate.”

“Term” has the meaning set forth in Section 15.1.

“Valid Claim” means a claim of an unexpired issued or granted Licensed Patent, as long as the claim has not been admitted by GTX or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2. Grant.

2.1 Scope of Grant. Subject to the terms and conditions of this Agreement, GTX hereby grants to Inpixon and its Affiliates during the Term a non-exclusive, non-sublicensable, worldwide right and license to make, have made, use, offer to sell, sell, and import products and services practicing the Licensed Patents within the Field of Use.

2.2 EULA. For avoidance of doubt, Inpixon may, at its discretion, issue end user license agreements to practice the Licensed Patents to customers purchasing Inpixon products and services which rely on the Licensed Patents.

3. Improvements.

3.1 Notice of Improvements. If GTX files a patent application for any Improvement within two (2) years following the Effective Date, GTX shall provide written notice to Inpixon within twenty (20) Business Days after the filing date of the patent application, with a copy of relevant GTX Confidential Information, including the patent application and such other details of the Improvement as Inpixon reasonably requires to effectively evaluate the Improvement.

3.2 License to Improvements. Inpixon may elect to include any GTX patent application covering an Improvement as a Licensed Patent under this Agreement by providing written notice to GTX within sixty (60) Business Days after receipt of GTX’s notice identifying the Improvement patent application. Each such Improvement patent application will be deemed to be a Licensed Patent effective on Inpixon’s notice to GTX.

4. Share of Litigation, Licensing and Sales Proceeds. GTX shall pay to Inpixon on or before the last Business Day of each Quarterly Period during the Term a share of thirty percent (30%) of: (i) any net settlement proceeds or judgments GTX or any of its Affiliates collects over the preceding Quarterly Period arising from litigation, based on infringement of the Licensed Patents by a third party (including judgments awarded, settlements or related proceeds), (ii) any proceeds, fees or payments GTX or any of its Affiliates collects over the preceding Quarterly Period from licensing the Licensed Patents to third parties, and (iii) any net proceeds from the sale of any Licensed Patents. The foregoing payments from GTX or any of its Affiliates are referred to collectively hereafter as “Rev Share Payments”. For avoidance of doubt, reference in this paragraph to “net settlement proceeds or judgments” and “net proceeds from the sale” means amounts left, if any, after satisfaction of reasonable unreimbursed costs, expenses, commissions and fees, including legal and professional fees, incurred in securing a settlement, judgment or sale.

4.1 Payment Terms and Rev Share Statements.

(a) Within thirty (30) Business Days of the end of such Quarterly Period, GTX shall make all payments in US dollars by wire transfer of immediately available funds to a bank account to be designated in writing by Inpixon. For the purpose of converting the local currency in which any Rev Share Payments arise into US dollars, the rate of exchange to be applied will be the rate of exchange in effect for the last Business Day of the Quarterly Period to which the payment relates as reported in the Wall Street Journal.

(b) On or before the due date for all payments to Inpixon pursuant to Section 4, GTX shall provide Inpixon with a statement (a “Payment Statement”) showing for the relevant Quarterly Period:

(i) the gross amount received by GTX or any of its Affiliates; and

(ii) the exchange rate used for calculating any Rev Share Payments.

5. Records and Audit.

5.1 Records. GTX shall keep records reasonably necessary for the calculation of payments to be made to Inpixon hereunder.

5.2 Audit.

(a) At the reasonable request, and sole expense, of Inpixon within one year after receiving any Payment Statement, GTX shall permit an independent certified public accountant designated by Inpixon and reasonably acceptable to GTX (the “Auditor”), to access Inpixon’s records maintained pursuant to Section 5.1 upon advance notice of not less than twenty (20) days to GTX and during GTX’s normal business hours solely, for the purpose of verifying the Rev Share Payments made in connection with such Payment Statement. The Auditor must conduct such audit in a manner designed to minimize disruption of GTX’s normal business operations. All information and materials made available to or otherwise obtained or prepared by or for the Auditor in connection with such audit will be deemed GTX’s Confidential Information and will be subject to the Auditor’s entry, prior to conducting the audit, into a written agreement with GTX containing confidentiality and restricted use obligations at least as restrictive as those set out in Section 9. Inpixon may not exercise this right more than once in any calendar year and the Auditor may only disclose to Inpixon information limited to the accuracy of the Payment Statement and any deficiency in the payment made, or any overpayment.

6. Patent Prosecution and Maintenance.

6.1 Patent Prosecution and Maintenance. Subject to Section 6.2, for each patent application and patent included within the Licensed Patents, GTX shall:

(a) subject to Section 6.2, prepare, file, prosecute, and maintain such Licensed Patents at its cost and expense using reasonable care and skill;

(b) keep Inpixon currently informed of the filing and progress of all material aspects of the prosecution of such patent application and the issuance of patents from any such patent application;

(c) provide Inpixon with a copy of such patent application, amendments thereto, and other related correspondence to and from patent offices, and, to the extent reasonably practicable, permit Inpixon an opportunity to offer its comments thereon before making a submission to a patent office and GTX shall consider in good faith Inpixon’s comments; and

(d) consult with Inpixon concerning any decisions that could affect the scope or enforcement of any issued claims or the potential abandonment of such patent application or patent.

(e) Inpixon shall be responsible for payment of, or reimbursement to GTX for, all reasonable fees and costs, including reasonable attorneys’ fees, incurred, in following Inpixon advice or suggestions pertaining to prosecution and maintenance of any intellectual property in performance of this Agreement; such fees and costs are referenced hereafter as “Inpixon IP Fees,” provided that GTX provides prior written confirmation that GTX will being following such advice or suggestion. The Parties shall negotiate in good faith on the manner, method and timing for payment or reimbursement of Inpixon IP Fees, or if they cannot make other arrangements, GTX may offset Inpixon IP Fees against Rev Share Payments from time to time.

(f) Absent a reasonable and good faith belief that doing so will impair the value of GTX intellectual property or business strategy, GTX shall follow Inpixon advice and suggestions pertaining to prosecution and maintenance of intellectual property in performance of this Agreement.

6.2 Abandonment. If GTX plans to abandon any patent application or patent included within the Licensed Patents, GTX shall notify Inpixon in writing at least twenty (20) days in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensed Patent. Following such notice, Inpixon will have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Licensed Patent at its sole cost and expense in such country, and GTX shall, at Inpixon’s written request and sole cost and expense, cooperate with Inpixon to assign to Inpixon such patent application or patent. Effective as of the effective date of any such assignment under this Section 6.2, such patent application or patent shall no longer be a Licensed Patent.

(a) GTX’s Limited License in event of Reversion. As of the effective date of any assignment of a Licensed Patent to Inpixon stemming from Inpixon’s exercise of its rights under this Section 6.2 (such date to be referenced hereafter as the “Reversion Date”), GTX shall have a limited license as described in the immediately following sentence. As of the Reversion Date, Inpixon grants to GTX a five (5) year, non-exclusive, non-sublicensable, non-transferable, worldwide right and license to continue practicing a patent which, until GTX’s abandonment of the same, had been a Licensed Patent, and which is marked on goods being sold by GTX.

7. Enforcement of Licensed Patents.

7.1 Notice of Infringement or Third-Party Claims. If either Party becomes aware of any suspected infringement of any Licensed Patent by a third party, or any claim that any Licensed Patent is invalid or unenforceable, such Party shall promptly notify the other Party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

7.2 Right to Bring Action or Defend. GTX shall have the sole right, but not the obligation, to bring an infringement action to enforce any Licensed Patent, defend any declaratory judgment action concerning any Licensed Patent, and take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Patent from any form of opposition, derivation, interference, declaratory judgment, federal district court, US International Trade Commission or other proceeding of any kind, and control the conduct thereof and be represented by counsel of its own choice therein. GTX has the right to prosecute or defend any such proceeding in GTX’s own name or, if required by applicable Law or otherwise necessary for such purposes, in the name of Inpixon and may join Inpixon as a party if a court of competent jurisdiction determines Inpixon is an indispensable party to such proceeding.

7.3 Inpixon shall and hereby does irrevocably and unconditionally waive any objection to GTX’s joinder of Inpixon to any proceeding described in the immediately preceding paragraph, on any grounds whatsoever, including on the grounds of personal jurisdiction, venue or forum non conveniens.

7.4 March-in Rights. If any suit, action or other proceeding alleging invalidity or noninfringement of any Licensed Patent is brought against Inpixon, GTX, at its option, shall have the right, within thirty (30) Business Days after commencement of such suit, action or other proceeding, to intervene and take over the sole defense of the suit, action or other proceeding at its own expense.

7.5 In the event GTX elects not to take lawful action reasonably necessary to protect, enforce, or defend any Licensed Patent, it shall promptly notify Inpixon and cooperate with Inpixon, at the sole cost and expense of Inpixon, in the protection, enforcement or defense of the Licensed Patent.

7.6 Cooperation, Recovery, and Settlement. In the event a Party undertakes the enforcement or defense of any Licensed Patent in accordance with Section 7.2:

(a) the other Party shall provide all reasonable cooperation and assistance, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such action as necessary to establish standing; and

(b) any recovery, damages or settlement derived from such suit, action or other proceeding shall be allocated according to the spirit of the provisions set forth in Section 4; and

(c) such Party may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of the other Party, provided that neither Party shall settle any such suit, action, or other proceeding in a manner that adversely affects the rights of the other Party concerning the Licensed Patents, without the other Party’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed.

8. Compliance with Laws.

8.1 Patent Marking. The Parties shall comply with the patent marking provisions of 35 U.S.C. § 287(a) by marking all products deriving from the Licensed Patents with the word “patent” or the abbreviation “pat.” and either the relevant Licensed Patents or a web address that is freely accessible to the public and that lists the relevant Licensed Patents.

8.2 Recordation of License. If recordation of this Agreement or any part of it with a national or supranational Governmental Authority is necessary for Inpixon to fully enjoy the rights, privileges, and benefits of this Agreement, Inpixon may, at its own expense, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such appropriate national or supranational Governmental Authority.

9. Confidentiality.

9.1 Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being furnished with Confidential Information, the Receiving Party shall, during the Term and thereafter until the expiration of the last to expire Valid Claim of a Licensed Patent in any country:

(a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 9.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(ii) have been apprised of this restriction; and

(iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Section 9, provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of, this Section 9.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

9.2 Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a) provide prompt written notice to the Disclosing Party so the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 9; and

(b) disclose only the portion of Confidential Information it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 9, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

10. Representations and Warranties.

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b) it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the Party; and

(d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

10.2 GTX’s Representations and Warranties. GTX represents and warrants that there is to GTX’s knowledge no settled, pending, or threatened litigation, claim, or proceeding alleging that any Licensed Patent Right is invalid or unenforceable (including any interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability proceedings before the United States Patent and Trademark Office), and it has no knowledge of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding.

10.3 Inpixon’s Representations and Warranties. Inpixon represents and warrants that it has not received any notice or threat of any claim, suit, action or proceeding, and has no knowledge or reason to know of any information, that could: (a) invalidate or render unenforceable any claim of any Licensed Patent; (b) prove that the products which have been sold or licensed under the Licensed Patents are not covered by any claim of any Licensed Patent; or (c) cause any claim of any Licensed Patent to fail to issue or be materially limited or restricted as compared with its currently pending scope.

11. Disclaimer of Licensor Representations and Warranties. GTX EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY AND SCOPE OF THE LICENSED PATENTS, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE OR, LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF PRODUCTS RELYING ON THE LICENSED PATENTS, LICENSED KNOW-HOW AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES OR PRACTICES AT ANY TIME MADE AVAILABLE BY GTX INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE. WITHOUT LIMITATION TO THE FOREGOING, GTX SHALL HAVE NO LIABILITY WHATSOEVER TO INPIXON OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON INPIXON OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE MANUFACTURE, USE, OFFER FOR SALE, SALE, OR IMPORT OF A PRODUCT COVERED BY A LICENSED PATENT, OR THE PRACTICE OF THE LICENSED PATENTS; (B) THE USE OF OR ANY ERRORS OF OMISSIONS IN ANY KNOW-HOW, TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES DISCLOSED BY GTX; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES CONCERNING ANY OF THE FOREGOING.

12. Exclusion of Consequential and Other Indirect Damages. TO THE FULLEST EXTENT PERMITTED BY LAW AND OTHER THAN FOR A BREACH OF THE CONFIDENTIALITY PROVISIONS HEREOF (SET FORTH IN SECTION 9), NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR TO ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

13. Indemnification.

13.1 Indemnification by GTX. GTX shall indemnify, defend, and hold harmless Inpixon and its Affiliates, and each of Inpixon’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, an “Indemnitee”) against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each an “Action”) related to, arising out of, or resulting from GTX’s breach of any representation, warranty, covenant, or obligation under this Agreement.

13.2 Indemnification by Inpixon. Inpixon shall indemnify, defend and hold harmless GTX and its Affiliates, and each of GTX’s and its Affiliates’ respective officers, directors, employees, agents, successors and assigns from and against all Losses arising out of or resulting from any third-party Action related to or arising out of or resulting from (a) Inpixon’s breach of any representation, warranty, covenant or obligation under this Agreement, or (b) use by Inpixon of Licensed Patents, or (c) any use, sale, transfer or other disposition by Inpixon of any other products made by use of Licensed Patents.

13.3 Indemnification Procedure. Indemnification Procedure. A Party which believes it is entitled to indemnification shall promptly notify the other Party in writing of any Action and the reasons why indemnification is appropriate, and cooperate with the indemnifying at the indemnifying Party’s sole cost and expense. Subject to provisions addressing the rights to enforce the Licensed Patents described in Section 7, the indemnifying Party shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to the indemnified Party, to handle and defend the Action, at the indemnifying Party’s sole cost and expense. The indemnifying Party shall not settle any Action in a manner that adversely affects the rights of the Indemnified Party or its Affiliates without the indemnified Party’s or its Affiliates’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnified Party’s or its Affiliates’ failure to perform any obligations under this paragraph shall not relieve the indemnifying Party of its obligation hereunder except to the extent that the indemnifying Party can demonstrate that it has been materially prejudiced as a result of the failure. The indemnified Party and its Affiliates may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

14. Insurance. Prior to using, selling, transferring or otherwise disposing of any product covered under a Licensed Patent (including for the purpose of obtaining regulatory approvals), throughout the Term, and for a period of two (2) years after the Term, each Party shall, at its sole cost and expense, obtain, pay for and maintain in full force and effect commercial general liability and other insurance in commercially reasonable and appropriate amounts that provides coverage concerning product sales covered by the Licensed Patents and contractual liability coverage for each Party’s defense and indemnification obligations under this Agreement. Each Party shall have the other Party named in each policy as an additional insured. Within ten (10) days of a request by either Party, the other Party shall provide certificates of insurance or other reasonable written evidence of all coverages described in this paragraph. Additionally, each Party shall provide the other Party with written notice at least sixty (60) Business Days prior to cancelling, not renewing, or materially changing such insurance.

15. Term and Termination.

15.1 Term. This Agreement is effective as of the Effective Date and, unless terminated earlier as permitted in Section 15.2, will continue in full force and effect until the expiration of the last to expire Valid Claim of a Licensed Patent in any country (the “Term”).

15.2 Termination.

(a) Inpixon may terminate this Agreement at any time without cause, by providing at least twenty (20) Business Days’ prior written notice to GTX; provided, however, such termination shall not relieve Inpixon of any obligations arising prior to the termination date, including but not limited to participation in patent prosecution or maintenance under Section 6 or prosecution or participation in litigation under Section 7 initiated prior to the termination date.

(b) GTX may terminate this Agreement in the event:

(i) Inpixon or any Inpixon Affiliate, during the Term, institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding to invalidate or limit the scope of any Licensed Patent claim or obtain a ruling that any Licensed Patent claim is unenforceable or not patentable. In such event, GTX may immediately terminate this Agreement with notice to Inpixon and with no opportunity for Inpixon or the Inpixon Affiliate to cure, and any Rev Share Payments due but not paid as of the termination date shall be forfeit; or

(ii) the Licensed Patents are sold to or acquired by a third party in a transaction reasonably valued at $500,000 or more. In such event, GTX may terminate this Agreement after providing notice of the same to Inpixon and tendering the final Rev Share Payment to Inpixon due from the sale or acquisition of the Licensed Patents.

(c) Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within one-hundred and eighty (180) days after receiving written notice thereof.

(d) Either Party may terminate this Agreement, effective immediately, if the other Party: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (iv) makes or seeks to make a general assignment for the benefit of its creditors; or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

15.3 Effect of Termination. On any expiration or termination of this Agreement:

(a) Inpixon shall immediately cease all activities concerning, including all practice and use of, the Licensed Patents to the extent the Licensed Patents are valid and enforceable;

(b) Obligations by GTX to tender any Rev Share Payments accruing after the expiration or termination date shall cease; and

(c) the Receiving Party shall within fifteen (15) Business Days of the termination or expiration of the Agreement (i) return to the Disclosing Party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the Disclosing Party’s Confidential Information; (ii) permanently erase the Disclosing Party’s Confidential Information from its computer systems; and (iii) certify by an officer in a writing to the Disclosing Party that it has complied with the requirements of this paragraph.

15.4 Expiration. At the expiration of the last patent to expire under the Licensed Patents, provided Inpixon is not at that time in breach of this Agreement, Inpixon will have a perpetual, irrevocable, fully paid-up, royalty-free right and license to subsequently make, use, offer to sell, sell, and import in the Field of Use any and all products that were created from the Licensed Patents and neither Party shall have further obligations to the other, including with respect to obligations to make any Rev Share Payments.

15.5 Survival. The rights and obligations of the Parties set forth in this Section 15.5 and Section 1 (Definitions), Section 9 (Confidentiality), Section 10 (Representations and Warranties), Section 11 (Disclaimers), Section 12 (Exclusions of Certain Damages), Section 13 (Indemnification), Section 14 (Insurance) Section 15.3 (Effect of Termination), Section 15.4 (Expiration), and Section 16 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

16. Miscellaneous.

16.1 Force Majeure. Neither Party shall be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder, except for Licensor’s payment obligations, where such failure or delay is due to any cause beyond its reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire, sabotage, fluctuations or non-availability of electrical power, heat, light, air conditioning or equipment, loss and destruction of property or any other circumstances or causes beyond such Party’s reasonable control.

16.2 Bankruptcy. All rights and licenses granted by GTX under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). Inpixon has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, GTX acknowledges and agrees that, if GTX or its estate shall become subject to any bankruptcy or similar proceeding, subject to Inpixon’s rights of election under Section 365(n), all rights, licenses, and privileges granted to Inpixon under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected. If GTX or its successor rejects this Agreement, as provided in the Bankruptcy Code, Inpixon shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in Inpixon’s possession, shall be promptly delivered to Inpixon or its designee, unless GTX elects to and does in fact continue to perform all of its obligations under this Agreement.

16.3 Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

16.4 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

16.5 No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

16.6 Notices. All notices, requests, consents, claims, demands, waivers, and other communications (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the addresses indicated below (or such other address for a Party as may be specified in a notice given in accordance with this Section):

If to GTX:

GTX Corp

117 W. 9th Street, Suite 1214

Los Angeles, CA, 90015

Attn: Patrick Bertagna, CEO

E-mail: pbertagna@gtxcorp.com

With copy (which shall not constitute notice) to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

If to Inpixon:

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

Phone: 408-702-2167

Email: Nadir.Ali@Inpixon.com

Attn: Nadir Ali, CEO

With a copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor

New York, NY 10022

Phone: 917-546-7707

Email: mxf@msk.com

Attn: Melanie Figueroa, Esq.

Notices sent in accordance with this Section 16.6 will be deemed effective: (a) when received or delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the tenth (10th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

16.7 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.

Unless the context otherwise requires, references herein to: (x) Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

16.8 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

16.9 Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules; and (b) second, the Schedules to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

16.10 Assignment. Without GTX’s prior written consent, Inpixon shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, to a Footwear Assignee. Other than to a Footwear Assignee, Inpixon may freely assign or otherwise transfer all of its rights, or delegate or transfer all of its obligations or performance, under this Agreement without GTX’s consent. GTX may freely assign or otherwise transfer all of its rights, or delegate or transfer all of its obligations or performance, under this Agreement without Inpixon’s consent, to: (i) any Footwear Assignee, (ii) any other assignee or transferee, who pays GTX $500,000 or more for the assignment or transfer, or (iii) any other assignee or transferee who shall provide assurances of its compliance with this Agreement in a form reasonably acceptable to Inpixon. Except as qualified in the immediately preceding sentence, without Inpixon’s prior written consent, GTX shall not grant an exclusive license to the Licensed Patents or assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

16.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under, or by reason of this Agreement.

16.12 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

16.13 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.14 Governing Law; Arbitration.

(a) This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Nevada, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Nevada.

(b) Parties shall seek in good faith to resolve disputes informally for thirty (30) days. Any unresolved dispute or controversy relating to this Agreement or the performance of this Agreement (each, a “Dispute”), shall thereafter be resolved by binding arbitration as set forth in this sub-section.

(i) The Party claiming a Dispute shall deliver to the other Party a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party demands to have resolved by arbitration. Any arbitration hereunder shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) then in effect.

(ii) The arbitration shall be conducted by one (1) arbitrator mutually agreed to by the Parties, who shall be a retired judge or attorney with no less than ten (10) years of experience in resolving patent license disputes, but if such agreement cannot be reached within ten (10) days of the commencement of the arbitration, then an arbitrator shall be appointed by the AAA.

(iii) The location of the arbitration shall be Los Angeles, CA if the Notice of Dispute is issued by Inponix, and Palo Alto, CA, if the Notice of Dispute is issued by GTX.

(iv) The arbitration proceeding shall be held as soon as practicable but in any event within sixty (60) days of appointment of the arbitrator. Any award rendered by the arbitrator shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction.

(v) The arbitrator shall render a formal, binding, non-appealable resolution and award, along with a written opinion not to exceed ten (10) pages which reasonably explains the ruling, as expeditiously as possible, but not more than forty-five (45) days after the first hearing.

(vi) Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared between the Parties unless the arbitrator assesses as part of the award all or any part of the arbitration expenses of a Party (including reasonable attorneys’ fees) against the other Party. A Party may make application to the arbitrator for the award and recovery of its fees and expenses (including reasonable attorneys’ fees).

(vii) This sub-section 16.14(b) shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any Party which would cause irreparable harm to the other Party.

16.15 Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

16.16 Attorneys’ Fees. In the event that any action, arbitration or other legal or administrative proceeding is instituted or commenced by either Party hereto against the other Party arising out of or related to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.

16.17 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GTX

By	/s/ Patrick Bertagna
Name:	Patrick Bertagna
Title:	Chief Executive Officer

Inpixon

By	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer